Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Diana G. Purcel — Vice President, Chief Financial Officer and Secretary Famous Dave’s of America, Inc. 952-294-1300
Famous Dave’s Reports Second Quarter Net Income
of $0.17 Per Share
     Minneapolis, MN, August 3, 2005 — FAMOUS DAVE’S OF AMERICA, INC. (NASDAQ: DAVE) today announced financial results for the second quarter ended July 3, 2005.
     Highlights for the second quarter of 2005, relative to the same quarter last year, were as follows:
•	Total revenue of $28.1 million increased 10.5% over the prior year.

•	Comparable sales for company-owned restaurants increased 5.0% over the prior year.

•	Earnings were $0.17 per diluted share.
     Commenting on the second quarter performance, David Goronkin, President and Chief Executive Officer, said, “We are very pleased with the results achieved in the second quarter. We remain committed to demonstrating strong, sustainable profitability over time, and this is yet another quarter where our results are reflective of our efforts.”
     “Our primary focus in the second quarter was on growing the brand and on growing the system,” Goronkin continued. “We successfully opened nine new restaurants during the quarter, and year to date we have opened 14 restaurants, bringing our total restaurants to 118. In the process, we have entered into five additional states, with new restaurants in Massachusetts, New York, Pennsylvania, Texas and Washington State. We are right on track for our restaurant growth expectations for 2005.”
     Net income for the second quarter ending July 3, 2005 was approximately $1.9 million, or $0.17 per diluted share, on total revenue of approximately $28.1 million. In comparison, for the second quarter of 2004, net income was approximately $996,000 or $0.08 per diluted share, on total revenue of approximately $25.4 million. For the second quarter of 2005, net sales for company-owned restaurants, open year-round for 18 months or more, increased approximately 5.0%, as compared to a decrease of 2.4% for the second quarter of 2004. Total revenues for the second quarter of 2005 increased approximately 10.5% over the 2004 comparable period, reflecting the comparable sales increase as well as strong growth in franchise royalties.
     For the six months ended July 3, 2005, the company reported net income of $2.4 million, or $0.21 per diluted share, on total revenue of approximately $51.6 million, compared with net income of $1.5 million, or $0.12 per diluted share, on total revenue of $48.1 million for the first six months of 2004. For the first half of 2005, net sales for company-owned restaurants, open year-round for 18 months or more, increased 3.2% compared with a decline of 2.4% for the first half of 2004.

     Goronkin added that the earnings results for the second quarter of 2005 reflected approximately $17,000 for compensation expense related to the company’s stock-based incentive programs. The six month period ended July 3, 2005 included compensation expense of approximately $209,000, or $0.01 per diluted share, related to the company’s stock-based incentive programs.
     In addition to the nine franchise-operated restaurant openings in the second quarter of 2005, the company also entered into area development agreements for 16 new restaurants in Connecticut (other than Fairfield County), central portions of Indiana, Maine, Western Massachusetts, Rhode Island, and Vermont. Famous Dave’s ended the quarter with 118 restaurants, including 38 company-owned restaurants and 80 franchise-operated restaurants in 29 states.
     During the 2005 second quarter, the company repurchased approximately 592,300 of its common shares at an average price of $11.04 per share, excluding commissions. This completed the one million share program, approved by the board of directors in November 2004, at an average price of $11.93 per share, excluding commissions.
     The company is hosting a conference call tomorrow, August 4, 2005, at 10:00 a.m. Central Time to discuss its second quarter 2005 financial results, and invites all those interested in hearing management’s discussion of the quarter to join the conference call by dialing 800-374-1553. A replay will be available for one week following the call by dialing 800-642-1687, conference ID 7636603. Participants may also access a live webcast of the discussion through the Investor Relations section of Famous Dave’s web site at www.famousdaves.com.
     About Famous Dave’s. Famous Dave’s of America, Inc. (NASDAQ:DAVE) develops, owns, operates and franchises barbeque restaurants. As of August 3, 2005, the company owned 38 locations and franchised 79 additional units in 29 states and had signed development agreements for an additional 179 franchised locations. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items and sandwiches, and unique desserts. For more information, contact Diana G. Purcel — Vice President and Chief Financial Officer, at (952) 294-1300.
     Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of our restaurant openings and the timing or success of our expansion plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectation reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the company’s SEC reports.
###

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($’s in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
Revenue:
Restaurant sales, net	$24,468	$23,033	$45,211	$43,606
Franchise royalty revenue	2,769	1,755	4,912	3,339
Franchise fee revenue	380	530	775	968
Licensing and other revenue	449	86	664	138

Total revenue	28,066	25,404	51,562	48,051

Costs and expenses:
Food and beverage costs	7,510	7,303	13,859	13,710
Labor and benefits	6,792	6,479	13,085	12,815
Operating expenses	5,859	5,830	10,925	10,834
Total depreciation and amortization	1,091	1,096	2,214	2,214
General and administrative	3,470	2,584	6,843	5,082

Total costs and expenses	24,722	23,292	46,926	44,655

Income from operations	3,344	2,112	4,636	3,396

Other income (expense):
Interest expense	(376)	(468)	(856)	(949)
Interest income	57	79	151	154
Other income (expense), net	44	(97)	(3)	(108)

Total other expense	(275)	(486)	(708)	(903)

Income before income taxes	3,069	1,626	3,928	2,493

Income tax provision	(1,164)	(630)	(1,490)	(970)

Net income	$1,905	$996	$2,438	$1,523

Basic net income per common share	$0.18	$0.08	$0.22	$0.12

Diluted net income per common share	$0.17	$0.08	$0.21	$0.12

Weighted average common shares outstanding — basic	10,831,000	12,234,000	11,080,000	12,257,000

Weighted average common shares outstanding — diluted	11,163,000	12,582,000	11,444,000	12,598,000

FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
RESTAURANT OPERATING RESULTS AS A % OF NET RESTAURANT SALES
(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
Food and beverage costs	30.7%	31.7%	30.7%	31.4%
Labor and benefits	27.8%	28.1%	28.9%	29.4%
Operating expenses	23.9%	25.3%	24.2%	24.9%
Depreciation & amortization (restaurant level)	4.0%	4.4%	4.4%	4.7%

Total costs and expenses	86.4%	89.5%	88.2%	90.4%
Income from restaurant operations	13.6%	10.5%	11.8%	9.6%
FAMOUS DAVE’S OF AMERICA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
JULY 3, 2005 AND JANUARY 2, 2005
(unaudited)

	July 3,	January 2,
(in thousands)	2005	2005
ASSETS
Current assets	$11,240	$19,768
Property, equipment and leasehold improvements, net	44,088	44,664
Other assets	7,411	7,481

Total assets	$62,739	$71,913

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$8,460	$9,011
Long-term liabilities	19,553	19,559
Shareholders’ equity	34,726	43,343

Total liabilities and shareholders’ equity	$62,739	$71,913

SUPPLEMENTAL SALES INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	July 3,	June 27,	July 3,	June 27,
	2005	2004	2005	2004
Weighted average weekly net sales:

Company-Owned	$49,338	$46,437	$45,649	$44,041

Franchise-Operated	$59,744	$53,391	$56,014	$51,550

Comparable net sales:
Company-Owned	5.0%	(2.4)%	3.2%	(2.4)%
Franchise-Operated	0.7%	(2.8)%	(0.6)%	(2.7)%

Total number of restaurants:
Company-Owned	38	38	38	38
Franchise-Operated	80	57	80	57

Total	118	95	118	95